Exhibit 10.6

FROZEN AS OF DECEMBER 31, 2004

DOMINION RESOURCES, INC.

RETIREMENT BENEFIT RESTORATION PLAN

As Amended and Restated

Effective December 17, 2004

FROZEN AS OF DECEMBER 31, 2004

DOMINION RESOURCES, INC.

RETIREMENT BENEFIT RESTORATION PLAN

Purpose

The Board of Directors of Dominion Resources, Inc. determined that the adoption of the Retirement Benefit Restoration Plan effective January 1, 1991, would assist it in attracting and retaining those employees whose judgment, abilities and experience would contribute to its continued progress. The Plan is intended to be a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” (as such phrase is used in the Employee Retirement Income Security Act of 1974). The Plan was subsequently amended from time to time and was amended and restated effective July 8, 2002, amended and restated effective September 19, 2003, and amended and restated effective December 17, 2004 to freeze the Plan.

Effective December 31, 2004, the Plan is closed to any new Participants and there shall be no new benefits accruing after that date. The terms and conditions of this Plan shall continue to apply with respect to all benefits accrued under this Plan and all Participants in this Plan on or before December 31, 2004.

The Plan is being restated with the intent that the restatement shall not constitute a material modification of the Plan for purposes of Section 885(d)(2) of Public Law No. 108-357, the American Jobs Creation Act of 2004. If any portion of this restatement is determined to be a material modification for that purpose, that portion of the restatement shall be null and void. All provisions of this restatement of the Plan shall be read and interpreted to be consistent with the intent of this paragraph. This Plan shall not be materially modified within the meaning of this section at any time in the future.

Article I

Definitions

As defined herein, the following phrases or terms shall have the indicated meanings:

1.1 “Administrative Benefit Committee” means the Administrative Benefit Committee of Dominion Resources, Inc., which shall manage and administer the Plan in accordance with the provisions of Article X.

1.2 “Affiliate” means any entity that is (i) a member of a controlled group of corporations as defined in Section 1563(a) of the Code, determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C), of which Dominion Resources, Inc. is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with Dominion Resources, Inc., as determined according to Code Section 414(c); or (iii) a member of an affiliated service group of which Dominion Resources, Inc. is a member according to Code Section 414(m).

FROZEN AS OF DECEMBER 31, 2004

1.3 “Beneficiary” means the individual, individuals, entity, entities or the estate of a Participant which, in accordance with the provisions of Article XII, is entitled to receive the benefits payable under the Plan, if any, upon the Participant’s death.

1.4 “Change in Control” means with regard to each Participant at any time an event that constitutes a “Change in Control” for purposes of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. as in effect at that time.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Company” means Dominion Resources, Inc., its predecessor, a subsidiary or an Affiliate.

1.7 “Eligible Employee” means an individual (i) who is employed by Dominion Resources, Inc. or an Affiliate, (ii) who is a member of management or a highly compensated employee, and (iii) whose Retirement Plan benefit is or has been reduced or limited by Code Section 401(a)(17), Code Section 415, or both.

1.8 “OCN Committee” means the Organization, Compensation and Nominating Committee of the Board of Directors of Dominion Resources, Inc.

1.9 “Participant” means an Eligible Employee who is designated by the OCN Committee to participate in the Plan.

1.10 “Plan” means the Dominion Resources, Inc. Retirement Benefit Restoration Plan.

1.11 “Potential Change in Control” means with regard to each Participant at any time an event that constitutes a “Potential Change in Control” for purposes of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. as in effect at that time.

1.12 “Retirement” and “Retire” mean a Participant’s termination of employment with the Company at a time when the Participant is entitled to begin receiving an immediate annuity benefit under the Retirement Plan (regardless of whether the Participant actually elects to begin receiving an immediate annuity benefit); provided, however, that a Participant who is continuing to accrue benefits under the Retirement Plan shall in no event be considered “Retired” for purposes of this Plan. A terminating Participant who has a contractual agreement with the Company to be treated as a retiree shall be treated as Retired for purposes of this Plan.

1.13 “Retirement Plan” means with regard to each Participant a defined benefit pension plan that is qualified under Code Section 401(a), that is maintained by Dominion Resources, Inc. or an Affiliate, and in which the Participant participates.

1.14 “Totally and Permanently Disabled” means a condition that renders a Participant eligible to receive long term disability benefits under the Company’s long term disability plan that covers the Participant.

FROZEN AS OF DECEMBER 31, 2004

Article II

Participation

An Eligible Employee who is designated to participate in the Plan by the OCN Committee shall become a Participant in the Plan as of the date specified by the OCN Committee. A Participant who is an employee of the Company shall continue to participate in the Plan until such date as the OCN Committee may declare that he or she is no longer a Participant or until the date that he or she is no longer an Eligible Employee. Except as otherwise specifically provided herein, a Participant whose employment with the Company terminates for any reason shall immediately cease to participate in the Plan and shall forfeit all rights to any benefits under the Plan.

Article III

Benefits

Subject to the provisions of Articles VI and VII, a Participant (or the Participant’s Beneficiary, if applicable) shall be entitled to benefits under this Plan as follows:

3.1 (a) A Participant who Retires shall be entitled to a monthly benefit under the Plan equal to the difference between (y) and (z) below where:

(y) =	the monthly benefit that would have been payable to the Participant under the Retirement Plan but for the application of the limits set forth in Code Sections 401(a)(17) and 415 as of December 31, 2004; and

(z) =	the monthly benefit that the Participant is entitled to receive under the Retirement Plan as of December 31, 2004.

The benefits under (y) and (z) shall be calculated as if the Participant terminated employment on December 31, 2004 and commenced benefits as of the date on which the Participant is entitled to benefits under this Plan or the date on which the Participant’s Beneficiary is entitled to benefits under this Plan.

(b) Except as otherwise specifically provided, all benefits under Section 3.1(a) shall be computed and paid at the same time and in the same annuity form as the Participant’s annuity benefit is determined and paid under the Retirement Plan; provided, however, that if the Participant elects to receive an immediate lump sum payment of part of his or her benefit under the Retirement Plan, the Participant may also elect to have the corresponding portion of the Participant’s benefits under this Plan be computed and paid in an immediate lump sum. Any such election shall be made in accordance with the same rules and within the same time period described in Section 3.1(c). Upon a Participant’s death, no further benefits shall be payable under this Plan except as provided in Section 3.3.

FROZEN AS OF DECEMBER 31, 2004

(c) In lieu of receiving benefits under this Plan at the same time and in the same annuity form as the annuity benefit payable under the Retirement Plan, a Participant may elect to receive an immediate single lump sum payment equal to the actuarial equivalent of the entire benefit otherwise payable under this Plan. The Participant must make the election of a single lump sum payment at least six (6) months prior to the commencement of the receipt of benefits. The actuarial equivalent of any lump sum benefit payable under this Section 3.1(c) shall be computed using actuarial factors, including interest rates, as determined by the Administrative Benefit Committee.

(d) Effective December 1, 2001, a Participant who is to receive a benefit under this Section 3.1 in a single lump sum payment may elect on or before December 31, 2004 to defer payment of such lump sum benefit by electing to roll over the amount to the Dominion Resources, Inc. Executives’ Deferred Compensation Plan. Payment of benefits rolled over to the Dominion Resources, Inc. Executives’ Deferred Compensation Plan shall be determined under the distribution provisions of that plan. For distributions prior to June 1, 2002, the Participant may elect the rollover option (regardless of whether the Participant has previously made an election with respect to the payment of the benefit under this Section 3.1), and such election shall be effective ten (10) days after the receipt of such election by the Administrative Benefit Committee. For distributions on or after June 1, 2002, the election of the rollover option must be made on or before December 31, 2004 and at least six (6) months prior to the commencement of the receipt of benefits.

(e) Effective January 1, 2003, a Participant who is to receive a benefit under this Section 3.1 in a single lump sum payment may elect to defer payment of such lump sum benefit by electing to roll over the amount to the Dominion Security Option Plan. Payment of benefits rolled over to the Dominion Security Option Plan shall be determined under the distribution provisions of that plan. The election of the rollover option must be made at least six (6) months prior to the commencement of the receipt of benefits.

3.2 If a Participant becomes Totally and Permanently Disabled prior to Retirement and while the Participant is still employed with the Company, the Participant shall be entitled to receive a benefit calculated and paid in the manner set forth in Section 3.1; provided, however, that except to the extent a benefit is paid under the Retirement Plan, no benefit shall be payable under this Plan to a Totally and Permanently Disabled Participant as long as the Participant continues to accrue service for any purpose under the Retirement Plan.

3.3 (a) Subject to the provisions of Section 3.4, if a Participant dies before the commencement of benefit payments under this Plan and if the Participant’s Beneficiary is entitled to receive a benefit under the Retirement Plan after the Participant’s death, the Beneficiary shall be entitled to a monthly benefit under this Plan equal to one hundred percent (100%) of the benefit that would have been payable to the Participant under Section 3.1 if the Participant had Retired on his or her date of death. The amount payable under this Section 3.3(a) shall be determined as of the date of the Participant’s death. The benefits payable under this Section 3.3(a) shall be paid at the same time and in the same form as the benefit payable to the Beneficiary under the Retirement Plan.

FROZEN AS OF DECEMBER 31, 2004

(b) In lieu of a Beneficiary receiving benefits in the form provided in Section 3.3(a), a Participant may elect for the Beneficiary to receive an immediate single lump sum payment equal to the actuarial equivalent of the entire benefit otherwise payable under Section 3.3(a). The Participant must make the election of a single lump sum payment for the Beneficiary at least six (6) months prior to the commencement of the receipt of benefits. The actuarial equivalent lump sum benefit payable under this Section 3.3(b) shall be computed using actuarial factors, including interest rates, as determined by the Administrative Benefit Committee. Payment of the benefit shall be made as soon as administratively practicable after the Participant’s death.

(c) Subject to the provisions of Section 3.4, if a Participant dies before the commencement of benefit payments under this Plan, and if the Participant’s Beneficiary is not entitled to a benefit under the Retirement Plan, the Beneficiary shall receive an immediate single lump sum payment equal to the actuarial equivalent of one hundred percent (100%) of the benefit that would have been payable to the Participant under Section 3.1 if the Participant had Retired on his or her date of death The actuarial equivalent lump sum benefit payable under this Section 3.3(c) shall be computed using actuarial factors, including interest rates, as determined by the Administrative Benefit Committee. Payment of the benefit shall be made as soon as administratively practicable after the Participant’s death.

(d) If a Participant dies after the commencement of benefit payments under this Plan, the Participant’s Beneficiary shall be entitled to the continuation of the form of benefit elected by the Participant under Section 3.1, but only if the form of benefit provides for payment of a benefit to the Beneficiary after the Participant’s death. The payment of the benefit to the Beneficiary under this Section 3.3(d) shall begin as of the date of the Participant’s death.

3.4 It is not intended that a Participant or Beneficiary receive duplicate benefits under this Plan. Anything herein to the contrary notwithstanding, therefore, the following provisions shall apply after a Participant has received a payment of any benefits under this Plan:

(a) If a Participant ceases to be employed by the Company, receives a lump sum distribution of part or all of the benefits payable under this Plan, and is subsequently reemployed by the Company, the amount of any benefit subsequently payable to the Participant from this Plan shall be appropriately adjusted to reflect the earlier distribution.

(b) If a Participant has already received a lump sum distribution of part or all of the benefits payable under this Plan, the amount of any benefit payable under this Plan to the Participant’s Beneficiary shall be appropriately adjusted to reflect the earlier distribution. If the Participant has received an immediate lump sum payment of all benefits due to the Participant under this Plan, the Participant’s Beneficiary shall not be entitled to receive any benefit under Section 3.3 or otherwise under this Plan.

(c) Any adjustment under this Section 3.4 shall be made in accordance with rules established by the Administrative Benefit Committee and applied in a uniform and nondiscriminatory manner.

FROZEN AS OF DECEMBER 31, 2004

3.5 All payments under the Plan shall be subject to any applicable payroll and withholding taxes.

Article IV

Coordination of Benefit Payments

Any amount payable to a Participant or a Beneficiary under the Plan may be paid in part or in whole from any trust which is maintained by or on behalf of Dominion Resources, Inc. or an Affiliate or to which Dominion Resources, Inc or an Affiliate contributes, including without limitation any so-called “rabbi” or “secular” trust established from time to time. Dominion Resources, Inc. shall have the complete discretion to determine the source of any payment due under the Plan to any Participant or Beneficiary.

Article V

Guarantees

The Company has only a contractual obligation to make payments of the benefits described in Article III. All benefits paid by the Company are to be satisfied solely out of the general corporate assets of the Company, which assets shall remain subject at all times to the claims of its creditors. No assets of the Company will be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Plan.

Article VI

Termination of Employment

6.1 The Plan does not in any way limit the right of the Company at any time and for any reason to terminate either a Participant’s employment or a Participant’s status as an Eligible Employee. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company and a Participant.

6.2 Except as otherwise provided in Section 6.3, a Participant (a) who ceases to be an Eligible Employee while remaining employed by the Company or (b) whose employment with the Company terminates for any reason other than death, Retirement, or Total and Permanent Disability, shall in either case immediately cease to be a Participant under this Plan and shall forfeit all rights under this Plan. In no event shall an individual who was a Participant but who is not a Participant at the time of such individual’s death, Retirement, or Total and Permanent Disability, be entitled to any benefit under the Plan. A Participant on authorized leave of absence from the Company shall not be deemed to terminate employment or to lose the status of an Eligible Employee solely as a result of such leave of absence.

6.3 Anything herein to the contrary notwithstanding, if a Participant is in the employ of a Company on the date of a Change in Control or a Potential Change in Control relating to that Company, the provisions of the Employment Continuity Agreement between the Participant

FROZEN AS OF DECEMBER 31, 2004

and Dominion Resources, Inc. shall control (a) the Participant’s subsequent participation in this Plan and (b) the eligibility for, computation of, and payment of any benefits under this Plan to the Participant.

Article VII

Termination, Amendment or Modification of Plan

7.1 Except as otherwise specifically provided, Dominion Resources, Inc. reserves the right to amend, modify or terminate this Plan, wholly or partially, at any time and from time to time by action of its Board of Directors or its delegate; provided, however, that:

(a) No such amendment, modification or termination may decrease the benefit that has already been earned by a Participant as of the date of the change, including without limitation any benefit determined by reference to a market based adjustment to a Participant’s base salary;

(b) No action to terminate the Plan shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action; and

(c) If a Participant is in the employ of a Company on the date of a Change in Control or a Potential Change in Control relating to that Company, the provisions of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. shall apply to limit the ability of Dominion Resources, Inc. to amend, modify or terminate this Plan with regard to the affected Participant unless the Participant agrees to such amendment, modification or termination in writing.

7.2 Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to Dominion Resources, Inc., such notice shall be addressed to the corporate offices and sent to the attention of the Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participant’s last known address.

7.3 Except as otherwise provided in Sections 6.3 and 7.1, upon the termination of this Plan, the Plan shall no longer be of any further force or effect and neither Dominion Resources, Inc. nor any Participant or Beneficiary shall have any further obligation or right under this Plan.

7.4 The rights of any individual who was a Participant and whose designation as a Participant is revoked or rescinded by the OCN Committee shall cease upon such action.

Article VIII

Other Benefits and Agreements

Except as provided in Article IV with regard to the coordination of benefit payments, the benefits provided for a Participant and the Participant’s Beneficiary under the Plan are in addition

FROZEN AS OF DECEMBER 31, 2004

to any other benefits available to such Participant under any other plan or program of the Company for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

Article IX

Restrictions on Transfer of Benefits

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the OCN Committee, shall cease and terminate, and, in such event, the OCN Committee may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the OCN Committee may deem proper.

Article X

Administration of the Plan

10.1 The Plan shall be administered by the Administrative Benefit Committee, which shall have the discretionary authority to interpret the terms of the Plan and to decide factual and other questions relating to the Participant and the Participant’s benefits, including without limitation questions relating to eligibility for, calculation of, and payment of benefits under the Plan. Subject to the provisions of the Plan, the Administrative Benefit Committee may adopt such rules and regulations as it may deem necessary or desirable to carry out the purposes of the Plan. The Administrative Benefit Committee’s interpretation and construction of any provision of the Plan shall be final, conclusive and binding upon the Company and upon Participants and their Beneficiaries.

10.2 Dominion Resources, Inc. shall indemnify and save harmless each member of the Administrative Benefit Committee and each member of the OCN Committee against any and all expenses and liabilities arising out of membership on the respective Committee, excepting only expenses and liabilities arising out of the member’s own willful misconduct. Expenses against which a member of the OCN Committee or the Administrative Benefit Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

10.3 In addition to the powers specified in Section 10.1 and other provisions of this Plan, the Administrative Benefit Committee shall have the specific discretionary authority to

FROZEN AS OF DECEMBER 31, 2004

compute and certify the amount and kind of benefits from time to time payable to Participants and their Beneficiaries under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant is Totally and Permanently Disabled so as to be entitled to a benefit under Section 3.2.

10.4 To enable the Administrative Benefit Committee to perform its functions, the Company shall supply full and timely information to the Administrative Benefit Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Administrative Benefit Committee may require.

10.5 Any responsibility or authority given under this Plan to either the Administrative Benefit Committee or the OCN Committee may be delegated by the respective committee. Any such delegation shall be in writing and shall be prospectively revocable at any time.

10.6 (a) Every Participant, retired Participant, or Beneficiary of a Participant shall be entitled to file with the Administrative Benefit Committee a claim for benefits under the Plan. The claim is required to be in writing. For purposes of this section, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to represent the claimant.

(b) If the claim is denied by the Administrative Benefit Committee, in whole or in part, the claimant shall be furnished written notice of the denial of the claim within ninety (90) days after the Administrative Benefit Committee’s receipt of the claim or within one hundred eighty (180) days after such receipt if special circumstances require an extension of time. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial ninety-day period explaining the special circumstances that require an extension of time and the date by which the Administrative Benefit Committee expects to render the benefit determination.

(c) Within sixty (60) days following the date the claimant receives written notice of the denial of the claim, the claimant may request the OCN Committee to review the denial. For purposes of this section, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to represent the claimant.

(d) The OCN Committee shall afford the claimant a full and fair review of the decision denying the claim and shall:

(i) Provide, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim;

(ii) Permit the claimant to submit written comments, documents, records and other information relating to the claim; and

(iii) Provide a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination.

FROZEN AS OF DECEMBER 31, 2004

(e) The decision on review by the OCN Committee shall be in writing and shall be issued within sixty (60) days following receipt of the request for review. The period for decision may be extended to a date not later than one hundred twenty (120) days after such receipt if the Committee determines that special circumstances require extension. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial sixty-day period explaining the special circumstances that require an extension of time and the date by which the Committee expects to render its decision on review.

Article XI

Confidentiality and Noncompetition Provisions

11.1 By receiving a benefit under this Plan, a Participant agrees never directly or indirectly to disclose to any third party or use for such Participant’s own personal benefit any confidential information or trade secret of the Company except and to the extent (a) disclosure is ordered by a court of competent jurisdiction or (b) the information otherwise becomes public through no action of the Participant.

11.2 By receiving a benefit under this Plan, a Participant further agrees that for a period of one (1) year following termination of employment with the Company for any reason, the Participant will not, without the specific written permission of the Company, be directly employed in, or otherwise provide services in any capacity to, any business or enterprise (including but not limited to the Participant’s own business or enterprise) that engages in direct competition with the Company in any state in which the Company is at the time of the Participant’s termination of employment either carrying on business or actively negotiating to enter business.

11.3 The OCN Committee (or its delegate) in its sole discretion has the authority to interpret and administer this Article XI and to determine whether a business is in competition with the Company as described in Section 11.2. In addition, a terminated Participant may request the OCN Committee to determine in advance whether a specific contemplated business or enterprise would be in competition with the Company for purposes of Section 11.2, and a response shall be provided to the Participant within a reasonable time after all relevant information is provided to enable the OCN Committee to make its determination.

11.4 If the OCN Committee determines that a terminated Participant who is receiving or has received benefits under this Plan is, within one (1) year following termination of employment and without the specific written permission of the Company, directly employed in, or otherwise providing services in any capacity to, a business or enterprise that engages in direct competition with the Company in any state in which the Company is at the time of the Participant’s termination of employment either carrying on business or actively negotiating to enter business, then (a) all payments to the Participant under this Plan shall cease, (b) the Participant shall forfeit all rights to any further payments under the Plan, and (c) the Participant shall be responsible for repaying to the Plan any payments already made to the Participant that

FROZEN AS OF DECEMBER 31, 2004

represent (i) amounts paid or payable with regard to any period for which the Participant was in competition with the Company as described herein and/or (ii) any amounts already paid that related to any future benefit that has been accelerated, in each case without regard to any payroll taxes withheld from the payment received by the Participant.

11.5 As a condition to receiving payments under the Plan, the OCN Committee may require that Participant to enter into a separate confidentiality and/or noncompetition agreement in a form acceptable to the Company.

Article XII

Designation of Beneficiary

12.1 A Participant may designate a Beneficiary to receive benefits due under the Plan, if any, upon the Participant’s death. Designation of a Beneficiary shall be made by execution of a form approved or accepted by the Administrative Benefit Committee. In the absence of an effective Beneficiary designation, a Participant’s surviving spouse, if any, and if none, the Participant’s estate, shall be the Beneficiary.

12.2 A Participant may change a prior Beneficiary designation made under Section 12.1 by a subsequent execution of a new Beneficiary designation form. The change in Beneficiary will be effective upon receipt by the Administrative Benefit Committee or its designee.

Article XIII

Miscellaneous

13.1 The Plan shall inure to the benefit of, and shall be binding upon, Dominion Resources, Inc. and its successors and assigns, and upon a Participant, a Beneficiary, and either of their assigns, heirs, executors and administrators.

13.2 To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

13.3 Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.